                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.1

                           3087052 NOVA SCOTIA COMPANY

                                     - AND -

                           3087053 NOVA SCOTIA COMPANY

                                     - AND -

                              9139-4460 QUEBEC INC.

                                     - AND -

                              9139-7158 QUEBEC INC.

                                     - AND -

                                    MAAX INC.

                                MERGER AGREEMENT

                                 MARCH 10, 2004



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                                TABLE OF CONTENTS

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ARTICLE 1 INTERPRETATION......................................................................       2
          1.1  Definitions....................................................................       2
          1.2  Interpretation Not Affected by Headings, etc...................................      10
          1.3  Currency.......................................................................      11
          1.4  Number, etc....................................................................      11
          1.5  Date For Any Action............................................................      11
          1.6  Entire Agreement...............................................................      11
          1.7  Knowledge......................................................................      11

ARTICLE 2 AMALGAMATION........................................................................      12
          2.1  Terms of Amalgamation..........................................................      12
          2.2  Implementation Steps by MAAX...................................................      12
          2.3  MAAX Circular..................................................................      12
          2.4  Securities and Corporate Compliance............................................      12
          2.5  Preparation of Filings.........................................................      13

ARTICLE 3 REPRESENTATIONS AND WARRANTIES......................................................      14
          3.1  Representations and Warranties of MAAX.........................................      14
          3.2  Representations and Warranties of the Newco Parties............................      14
          3.3  Investigation..................................................................      14
          3.4  Survival.......................................................................      14

ARTICLE 4 REGULATORY APPROVALS................................................................      14
          4.1  Applications...................................................................      14
          4.2  Obtaining of Appropriate Regulatory Approvals..................................      15

ARTICLE 5 COVENANTS...........................................................................      15
          5.1  Recommendation of Amalgamation.................................................      15
          5.2  Debt Financing.................................................................      15
          5.3  General........................................................................      17
          5.4  Operation of Business..........................................................      19
          5.5  Covenants of the Newco Parties.................................................      22
          5.6  Covenants Regarding Non-Solicitation...........................................      23
          5.7  Notice by MAAX of Superior Proposal Determination..............................      24
          5.8  Access to Information..........................................................      25
          5.9  Insurance Coverage.............................................................      26

ARTICLE 6 CONDITIONS..........................................................................      26
          6.1  Mutual Conditions Precedent....................................................      26
          6.2  Additional Conditions Precedent to the Obligations of the Newco Parties........      27
          6.3  Additional Conditions Precedent to the Obligations of MAAX.....................      29
          6.4  Notice and Cure Provisions.....................................................      30
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                                TABLE OF CONTENTS
                                   (continued)

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          6.5  Satisfaction of Conditions.....................................................      30

ARTICLE 7 AMENDMENT AND TERMINATION...........................................................      31
          7.1  Amendment......................................................................      31
          7.2  Termination....................................................................      31
          7.3  Termination Fee................................................................      33
          7.4  Expenses.......................................................................      34

ARTICLE 8 GENERAL.............................................................................      34
          8.1  Notices........................................................................      34
          8.2  Assignment.....................................................................      37
          8.3  Cooperation / Further Assurances...............................................      37
          8.4  Expenses.......................................................................      37
          8.5  Public Announcements...........................................................      37
          8.6  Governing Law..................................................................      37
          8.7  Forum; Jurisdiction............................................................      38
          8.8  Invalidity of Provisions.......................................................      38
          8.9  Counterparts...................................................................      38
          8.10 Investigation by Parties.......................................................      38
          8.11 Time...........................................................................      38
          8.12 Amendments.....................................................................      38
          8.13 Specific Performance and other Equitable Rights................................      38
          8.14 No Third Parties Beneficiaries.................................................      38
          8.15 Waiver.........................................................................      39
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

SCHEDULES

Schedule 1.1.4      Amalgamation Agreement

Schedule 1.1.5      Appropriate Regulatory Approvals

Schedule 1.1.19     Derivative Contracts

Schedule 1.1.46     Senior Employees

Schedule 1.1.57     Third Party Consents

Schedule 3.1        Representations and Warranties of MAAX

Schedule 3.1.1(d)   Collective Agreements

Schedule 3.1.3(a)   Capitalization

Schedule 3.1.3(c)   MAAX Options and MAAX Rights

Schedule 3.1.10     Licenses

Schedule 3.1.15     Material Contracts

Schedule 3.1.19     Encumbrances

Schedule 3.1.25     Non-Arm's Length Transactions

Schedule 3.1.27(a)  Employee Plans

Schedule 3.1.28(a)  Real Properties

Schedule 3.1.28(b)  Leased Properties

Schedule 3.1.30     Intellectual Property Rights

Schedule 3.1.31     Insurance

Schedule 3.1.33     Product Warranties

Schedule 3.2        Representations and Warranties of the Newco Parties

                                MERGER AGREEMENT

         MEMORANDUM OF AGREEMENT made as of the 10th day of March, 2004, between 3087052 NOVA SCOTIA COMPANY, a company governed under the laws of the Province of Nova Scotia (hereinafter referred to as "NEWCO") and 3087053 NOVA SCOTIA COMPANY, a company governed under the laws of the Province of Nova Scotia (hereinafter referred to as "NEWCO II") and 9139-4460 QUEBEC INC., a company governed under the laws of the Province of Quebec (hereinafter referred to as "SUBCO") and 9139-7158 QUEBEC INC., a company governed under the laws of the Province of Quebec (hereinafter referred to as "SUBCO II") AND MAAX INC., a company governed under the laws of the Province of Quebec (hereinafter referred to as "MAAX").

         WHEREAS Newco was incorporated under the Companies Act (Nova Scotia) on March 5, 2004;

         WHEREAS Newco II was incorporated under the Companies Act (Nova Scotia) on March 5, 2004 and is a wholly-owned Subsidiary of Newco;

         WHEREAS Subco was incorporated under Part IA of the Companies Act (Quebec) by certificate of incorporation dated February 27, 2004 and is a wholly-owned Subsidiary of Newco II;

         WHEREAS Subco II was incorporated under Part IA of the Companies Act (Quebec) by certificate of incorporation dated March 5, 2004 and is a wholly-owned Subsidiary of Newco;

         WHEREAS MAAX was amalgamated under Part IA of the Companies Act (Quebec) by certificate of amalgamation dated August 1, 1990;

         WHEREAS Newco, Newco II, Subco, Subco II and MAAX wish to enter into a merger agreement providing for the amalgamation of Subco, Subco II and MAAX under Part IA of the Companies Act (Quebec) on and subject to the terms and conditions of this Agreement, the result of which shall be the acquisition of control of MAAX and its subsidiaries;

         WHEREAS, as a result of such amalgamation, Newco II will hold all of the issued and outstanding common shares in the share capital of the company resulting from the amalgamation;

         WHEREAS, Newco II covenants and agrees to issue to Newco, upon such amalgamation, and Newco agrees to receive, additional shares in the share capital of Newco II in consideration for the cancellation of all common shares and redeemable preferred shares of Subco II held by Newco;

         NOW THEREFORE this Agreement witnesses that, in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS. In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

         1.1.1 "AFFILIATES" has the meaning ascribed thereto in the Securities Act;

         1.1.2    "AMALCO" means the company resulting from the Amalgamation;

         1.1.3 "AMALGAMATION" means an amalgamation between Subco, Subco II and MAAX under Part IA of the Companies Act giving effect to the transactions described in the Amalgamation Agreement;

         1.1.4 "AMALGAMATION AGREEMENT" means the agreement between Subco, Subco II, Newco II and MAAX dated the date hereof in relation to the transactions contemplated hereby attached hereto as Schedule 1.1.4;

         1.1.5 "APPROPRIATE REGULATORY APPROVALS" (individually, an "APPROPRIATE REGULATORY APPROVAL") means those sanctions, rulings, consents, orders, exemptions, permits, declarations, filings and other approvals (including the lapse, without objection, of a prescribed time under a statute, rule or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, as set out on Schedule 1.1.5 hereto;

         1.1.6 "ARTICLES OF AMALGAMATION" means the articles confirming the Amalgamation required under the Companies Act to be filed with the Enterprise Registrar;

         1.1.7    "BOARD OF DIRECTORS" means the board of directors of MAAX;

         1.1.8 "BUSINESS DAY" means any day, other than a Saturday, Sunday or a statutory holiday in the Province of Quebec, the Province of Ontario or in the State of Massachusetts, on which banks are open for business in the City of Montreal, the City of Toronto and the City of Boston;

         1.1.9 "CAPITAL LEASE" means any lease of any property (whether real, personal or mixed) by MAAX or any of its Subsidiaries as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or would otherwise be disclosed as such in a note to such balance sheet;

         1.1.10 "CAPITALIZED LEASE OBLIGATIONS" means, as of any date, the amount of the obligation of MAAX or any of its Subsidiaries as lessee under a Capital Lease that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed as such in a note to such balance sheet;

         1.1.11 "CERTIFICATE OF AMALGAMATION" means the certificate issued by the Enterprise Registrar attesting to the Amalgamation pursuant to Section
123.119 of the Companies Act;

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         1.1.12   "CIRCULAR" means the notice of the MAAX Meeting and
accompanying management information circular in the French and English languages, including all schedules thereto, to be prepared and sent by MAAX to Shareholders in connection with the MAAX Meeting;

         1.1.13 "CLAIMS" includes claims, demands, accusations, notices, proceedings, complaints, actions, suits, causes of action, assessments or reassessments, charges, judgments, grievances, debts, liabilities, expenses, costs, damages or losses (including loss of value), professional fees (including fees and charges of legal counsel on a solicitor and his or her own client basis) and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing (including the costs of enforcement of this Agreement);

         1.1.14 "COMPANIES ACT" means the Companies Act (Quebec) as now in effect and as it may be amended from time to time prior to the Effective Date;

         1.1.15 "CONFIDENTIALITY AGREEMENT" means collectively (i) the letter agreement dated November 7, 2003, as amended from time to time, between MAAX and Ontario Municipal Employees Retirement Board, (ii) the letter agreement dated October 14, 2003, as amended from time to time, between MAAX, Borealis Private Equity Limited Partnership and Borealis (QLP) Private Equity Limited Partnership, and (iii) the letter agreement dated November 21, 2003, as amended from time to time, between MAAX and J.W. Childs Associates, L.P., relating to the confidentiality of negotiations and information;

         1.1.16 "CONTRACTS" (individually, a "CONTRACT") means all written outstanding contracts and agreements (including quotations, purchase orders and rebates), Collective Agreements (as defined in Schedule 3.1 hereto), leases (including the Real Property Leases (as defined in Schedule 3.1 hereto)), deeds, indentures, instruments, entitlements, commitments, undertakings and orders made by or to which MAAX or any of its Subsidiaries is a party or by which MAAX or any of its Subsidiaries is bound or under which MAAX or any of its Subsidiaries has, or will have, any rights or obligations and includes rights to use, franchises, license agreements and agreements for the purchase and sale of assets or shares;

         1.1.17 "DEBT COMMITMENT LETTER" means the executed commitment letter from Goldman Sachs Credit Partners L.P., Merrill Lynch Capital Corporation and Royal Bank of Canada to Borealis Private Equity Limited Partnership, Borealis
(QLP) Private Equity Limited Partnership, Ontario Municipal Employees Retirement Board and J.W. Childs Associates, L.P. and Newco dated March 10, 2004, committing to provide debt facilities to finance in part the transactions contemplated herein, a copy of which has been delivered to MAAX prior to the execution of this Agreement;

         1.1.18 "DEBT FINANCING" means (i) the senior secured term loan facilities, (ii) the senior secured revolving credit facility and (iii) the issuance by MAAX of unsecured senior subordinated notes or the senior subordinated increasing rate bridge loans, as the case may be, in connection with the transactions contemplated herein, as described in the Debt Commitment Letter;

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         1.1.19   "DERIVATIVE CONTRACTS" means all Contracts involving foreign exchange, currency swaps, interest rate swaps, cap or collar agreements or other similar agreements or arrangements designed to alter risk arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, used by or binding MAAX or its Subsidiaries, the whole as set forth in Schedule 1.1.19 attached hereto;

         1.1.20 "DISCLOSURE LETTER" means the letter dated as of the date hereof delivered by MAAX to Newco and Newco II prior to the execution of this Agreement;

         1.1.21 "EFFECTIVE DATE" means the date shown on the Certificate of Amalgamation;

         1.1.22   "EFFECTIVE TIME" means 8:30 a.m. on the Effective Date;

         1.1.23 "ENCUMBRANCES" means pledges, liens (statutory or otherwise), charges, security interests, leases, offers to lease, pledges, privileges, license agreements, title retention agreements, mortgages, hypothecs, trust deeds, assignments by way of security, security interests, conditional sales contracts or other title retention agreements, or other similar interests or instruments charging, or creating a security interest in, or against title, restrictions, development or similar agreements, easements, servitudes, rights-of-way, restrictive covenants, title defects, restrictions, executions, tax arrears, permissions, options or adverse Claims, encroachments or encumbrances of any kind or character whatsoever or however arising, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of any of the assets of MAAX or any of its Subsidiaries or any interest therein, or any direct or indirect interest in MAAX or any of its Subsidiaries, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic's, materialmen's and other similar liens, legal hypothecs and encumbrances;

         1.1.24 "ENTERPRISE REGISTRAR" means the enterprise registrar acting under the Companies Act;

         1.1.25 "GAAP" means the generally accepted accounting principles stated in the Handbook of the Canadian Institute of Chartered Accountants, including the accounting recommendations and interpretations contained therein;

         1.1.26 "GOVERNMENTAL ENTITY" (collectively, the "GOVERNMENTAL ENTITIES") means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

         1.1.27 "GUARANTEED INDEBTEDNESS" means, with respect to MAAX or any of its Subsidiaries, any obligation guaranteeing or providing indemnification or insurance with respect to, any indebtedness, lease, dividend, or other obligation (a "PRIMARY OBLIGATION") of any other Person (the "PRIMARY OBLIGOR") in any manner, including any obligation or arrangement of such Person:

                  (a) to purchase or repurchase any such primary obligation;

                  (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor;

                  (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

                  (d) to indemnify the owner of such primary obligation against Loss in respect thereof;

         1.1.28   "INCONSISTENT TRANSACTION" has the meaning ascribed thereto in
Section 5.6.1;

         1.1.29 "INDEBTEDNESS" in relation to MAAX or any of its Subsidiaries means:

                  (a) all indebtedness of MAAX or any of its Subsidiaries for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit, note purchase obligations and bankers' acceptances, whether or not matured);

                  (b) all obligations of MAAX or any of its Subsidiaries evidenced by notes, bonds, debentures or similar instruments or covenants to create the same;

                  (c) all indebtedness of MAAX or any of its Subsidiaries created or arising under any conditional sale or other title retention agreements with respect to acquired property (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

                  (d) all Capitalized Lease Obligations of MAAX or any of its Subsidiaries and obligations under sale leasebacks of MAAX or any of its Subsidiaries;

                  (e) all Guaranteed Indebtedness of MAAX or any of its Subsidiaries;

                  (f) all Purchase-Money Indebtedness of MAAX or any of its Subsidiaries;

                  (g) all obligations of MAAX or any of its Subsidiaries under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured;

                  (h) all obligations of MAAX or any of its Subsidiaries under Derivative Contracts;

                  (i) all obligations of MAAX or any of its Subsidiaries under factoring Contracts; and

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

                  (j) all indebtedness of MAAX or any of its Subsidiaries of the type referred to in the preceding items of this definition secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and contract rights) owned by MAAX or any of its Subsidiaries, even if MAAX or any of its Subsidiaries has not assumed or become liable for the payment of such Indebtedness;

         1.1.30 "LAWS" (individually, a "LAW") means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards and terms and conditions of any grant of approval, permission, authority or License of any Governmental Entity, self-regulatory authority or statutory body (including The Toronto Stock Exchange or any other stock exchange) and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having legal jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

         1.1.31 "LOSS" means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and reasonable legal fees and expenses incurred in connection therewith, including loss of profits and consequential damages;

         1.1.32 "MAAX MEETING" means the special meeting of Shareholders (including any adjournment thereof) that is to be convened to consider and, if deemed advisable, to approve the Amalgamation;

         1.1.33 "MAAX OPTIONS" means the Share purchase options outstanding and unexercised at any given date and granted under any stock option plans established by MAAX and any of its Subsidiaries, as the case may be, including the stock option plan for the benefit of senior executives and management of MAAX and its Subsidiaries adopted by the Board of Directors on June 3, 1987 and ratified by the Shareholders on June 6, 1988, as amended by By-Law No. 5 adopted on April 15, 1993, by resolutions of the Board of Directors dated June 28, 1995 and April 29, 1996 and by By-Law No. 7 adopted on April 28, 1998;

         1.1.34 "MAAX RIGHTS" means all outstanding options (other than MAAX Options) granted by MAAX or any of its Subsidiaries to acquire shares in the share capital of MAAX or any of its Subsidiaries (including the stock compensation plan for employees of MAAX and its Subsidiaries dated March 25,
2002), and other securities, rights, warrants, calls, instruments, shareholder agreements, voting trusts, voting agreements, pooling agreements, shareholder rights plans, agreements or commitments of any character whatsoever, written or verbal, (other than this Agreement) established by MAAX or any of its Subsidiaries requiring the issuance, acquisition, sale or transfer by MAAX of any shares in the share capital of MAAX or any of its Subsidiaries or any securities convertible or exchangeable into, or exercisable for, shares in the share capital of MAAX or any of its Subsidiaries or entitling the holder thereof to acquire, or have a Claim against MAAX or any of its Subsidiaries in respect of, shares in the share capital of MAAX or any of its Subsidiaries or other securities of MAAX or any of its Subsidiaries;

         1.1.35 "MATERIAL ADVERSE CHANGE" means any change or changes in (or any condition, event, circumstance or development involving a prospective change) the business (including a material loss of business from an important customer), operations, affairs, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, results of operations, cash flows, condition (financial or otherwise), Licenses (as defined in Schedule 3.1 hereto), rights, privileges of MAAX or any of its Subsidiaries which has or could reasonably be expected to materially and adversely change MAAX and its Subsidiaries, taken as a whole, other than any such change or changes (i) which arises out of a matter that has been publicly disclosed prior to the date of this Agreement or otherwise disclosed in the Disclosure Letter, or (ii) contemplated by Section 6.2.15;

         1.1.36 "MATERIAL ADVERSE EFFECT" means the effect of a Material Adverse Change;

         1.1.37 "MATERIAL FACT" has the meaning ascribed thereto in the Securities Act (Ontario);

         1.1.38 "MEETING DATE" means any date on which the MAAX Meeting occurs;

         1.1.39 "NEWCO PARTIES" means collectively Newco, Newco II, Subco and Subco II;

         1.1.40   "OUT-OF-POCKET FEES" has the meaning ascribed thereto in
Section 7.4.1;

         1.1.41   "PERMITTED ENCUMBRANCES" means:

                  (a) applicable municipal by-laws, development agreements, subdivision agreements, site plan agreements and building restrictions which do not in the aggregate materially adversely affect the use or value of the Real Property affected thereby and provided the same have been complied with in all material respects up to the Effective Date including the posting of any required security for performance of obligations thereunder,

                  (b) any registered easements, servitudes, rights-of-way, licenses, agreements, restrictive covenants, restrictions that run with the land and other minor Encumbrances (including easements, rights-of-way and agreements for railways, sewers, drains, gas and water mains or electric light and power or telephone, telecommunications or cable conduits, poles, wires and cables) which do not materially adversely affect the use or value of the Real Property affected thereby and provided the same have been complied with in all material respects up to the Effective Date;

                  (c) defects or irregularities in title to the Real Properties which are of a minor nature and do not materially adversely affect the use or value of the Real Property affected thereby;

                  (d) reservations, limitations, provisos, conditions or exceptions, if any, expressed in any original grants of land by a Governmental Entity which do not materially adversely affect the use or value of the Real Property affected thereby and provided the same have been complied with in all material respects up to the Effective Date;

                  (e) encumbrances of mechanics, labourers, workmen, builders, contractors, suppliers of material or architects or other similar encumbrances incidental to construction, maintenance or repair operations which have either been registered or filed pursuant to Laws against the Real Properties or MAAX or any of its Subsidiaries or not yet registered or filed and which, in any such case, relate to obligations not due and payable;

                  (f) statutory encumbrances relating to obligations not due and payable;

                  (g) Encumbrances for Taxes, assessments, Governmental Entity charges or levies not due and payable as at the Effective Date;

                  (h) Encumbrances for public utilities not due and payable as at the Effective Date;

                  (i) rights of equipment lessors under equipment Contracts provided the terms of such equipment Contracts have been complied with in all material respects up to the Effective Date;

                  (j) financing statements and other similar registrations evidencing the rights of equipment lessors under equipment Contracts in and to the equipment and vehicles which are subject to such Contracts provided the terms of such equipment Contracts have been complied with in all material respects up to the Effective Date; and

                  (k) any privilege in favour of any lessor, licensor or permitter for rent to become due or for other obligations or acts, the performance of which is required under Contracts so long as the payment of or the performance of such other obligation or act is not delinquent and provided that such Encumbrances or privileges do not adversely affect the use or value of the assets affected thereby;

                  (l) any right of expropriation, access, use or any other right conferred or reserved by or in any of the Laws where any of the Real Properties are located;

         1.1.42 "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

         1.1.43 "PURCHASE-MONEY INDEBTEDNESS" means, with respect to MAAX or any of its Subsidiaries, all obligations (i) consisting of the deferred purchase price of any property, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case, where the maturity of such obligation does not exceed the anticipated useful life of the property or (ii) incurred to finance the acquisition of such property, including additions and improvements;

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         1.1.44   "REAL PROPERTIES" (individually, a "REAL PROPERTY") has the meaning ascribed thereto in Section 3.1.28(b) of Schedule 3.1 attached hereto;

         1.1.45 "SECURITIES ACT" means the Securities Act (Quebec), as now in effect and as it may be amended from time to time prior to the Effective Date;

         1.1.46 "SENIOR EMPLOYEE" means any employee of MAAX or any of its Subsidiaries listed in Schedule 1.1.46 attached hereto;

         1.1.47   "SENIOR MANAGEMENT" has the meaning ascribed thereto in
Section 1.7;

         1.1.48 "SHAREHOLDER" (collectively, the "SHAREHOLDERS") means a registered holder of the Shares, from time to time;

         1.1.49 "SHARES" (individually, a "SHARE") means all common shares in the share capital of MAAX;

         1.1.50 "SUBSIDIARY" (collectively, the "SUBSIDIARIES") has the meaning ascribed thereto in the Securities Act;

         1.1.51 "SUPERIOR PROPOSAL" means a bona fide unsolicited offer or proposal for an Inconsistent Transaction made to MAAX in writing and duly authorized by the board of directors of the Person making the offer or proposal
(i) to purchase or otherwise acquire, directly or indirectly (including by means of a take-over bid, amalgamation, plan of arrangement, business combination, purchase of assets (including transfer of assets in favour of an income trust) or similar transaction), all the Shares or assets of MAAX, (ii) that to the extent it offers cash consideration, is fully financed (subject to usual terms and conditions on the drawing of such financing), (iii) that the Board of Directors determines in good faith (after consultation with financial advisors and after receiving advice of outside counsel with respect to the Board of Directors' fiduciary duties) would, if consummated in accordance with its terms, result in a transaction (x) more favourable to the Shareholders than the transactions contemplated by this Agreement, having regard to all circumstances, and (y) having a value per Share greater than $22.50 and (z) that the Board of Directors intends to recommend to the Shareholders;

         1.1.52 "SUPPORT AND VOTING AGREEMENTS" means collectively (i) the agreement between the Newco Parties, Mr. Placide Poulin and Gestion Camada Inc.,
(ii) the agreement between the Newco Parties and Mr. Andre Heroux, (iii) the agreement between the Newco Parties and Ms. Marie-France Poulin, (iv) the agreement between the Newco Parties and Mr. David Poulin, and (v) the agreement between the Newco Parties, Mr. Richard Garneau and Gestion Sori Inc., in all cases, dated the date hereof in relation to the transactions contemplated by this Agreement;

         1.1.53 "SUPPORTING SHAREHOLDERS" means Mr. Placide Poulin, Gestion Camada Inc., Mr. Andre Heroux, Ms. Marie-France Poulin, Mr. David Poulin, Mr. Richard Garneau and Gestion Sori Inc. being those Shareholders that have entered into the Support and Voting Agreements;

         1.1.54   "TAIL PERIOD" has the meaning ascribed thereto in Section
7.3.1;

         1.1.55 "TARGET COMPLETION DATE" means June 1, 2004, provided that the Target Completion Date may be extended by either party from time to time by notice in writing until July 1, 2004 if as of that date, any of the conditions set forth in Sections 6.1 or 6.2 have not been satisfied, have not been waived and the party requesting the extension is not in breach under this Agreement and is making commercially reasonable efforts to cause all such conditions to be satisfied. The Target Completion Date may be further extended by either party until the later of (i) August 1, 2004, if as of that date any of the conditions set forth in Sections 6.1 or 6.2 for which the Newco Parties are not responsible (including receipt of all Appropriate Regulatory Approvals and Third Party Consents) have not been satisfied or have not been waived by the Newco Parties and if the party requesting the extension is not in breach under this Agreement and is making commercially reasonable efforts to cause all such conditions to be satisfied or (ii) up to 45 days from the delivery by MAAX to the Newco Parties of all financial statements required in connection with the Debt Financing as set forth in Section 5.2.1(h) other than supplemental information required under items (i) and (ii) thereof;

         1.1.56 "TAX" and "TAXES" includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, local, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license agreements, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other Governmental Entity pension plan premiums or contributions;

         1.1.57 "TAX RETURNS" (individually, a "TAX RETURN") shall mean all returns, reports, forms, declarations, statements, information, estimates, schedules, filings or documents (including any related or supporting information) filed or required by any Governmental Entity to be filed with respect to Taxes, including all information returns, Claims for refund, amended returns, declarations of estimated Tax, and requests for extensions of time to file any of the preceding items;

         1.1.58 "THIRD PARTY CONSENTS" means all third party consents, approvals or waivers (other than the Appropriate Regulatory Approvals) necessary or otherwise required to consummate the transactions contemplated by this Agreement or the Amalgamation as set forth in Schedule 1.1.58 and as may be supplemented by MAAX at any time prior to the Effective Date, upon notice to the Newco Parties.

1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this Agreement into Articles, Sections, Schedules and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article", "Section" or "Schedule" followed by a number and/or a letter refer to the specified Article, Section or Schedule of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this

Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 CURRENCY. All sums of money referred to in this Agreement are expressed in Canadian dollars.

1.4 NUMBER, ETC. Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5 DATE FOR ANY ACTION. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6 ENTIRE AGREEMENT. This Agreement, the Amalgamation Agreement and the Confidentiality Agreement (which shall terminate on the Effective Date) constitute the entire agreement between the parties hereto pertaining to the terms of the Amalgamation and ancillary arrangements and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Amalgamation and such arrangements, including the Letter of Expression of Interest signed by Borealis Private Equity Limited Partnership, Borealis (QLP) Private Equity Limited Partnership, Ontario Municipal Employees Retirement Board, J.W. Childs Associates, L.P. and MAAX dated December 19, 2003, as amended on January 8, 2004, January 12, 2004, January 13, 2004, January 16, 2004,
February 3, 2004, February 19, 2004 and February 28, 2004.

1.7 KNOWLEDGE. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the "knowledge" of MAAX, it shall be deemed to refer to the actual knowledge of each of MAAX and any of its Subsidiaries, Mr. Placide Poulin, Chairman of the Board of Directors and of the Executive Committee of MAAX, Mr. Andre Heroux, President and Chief Executive Officer of MAAX, Richard Garneau, Executive Vice-President and Chief Financial Officer of MAAX, Ms. Marie-France Poulin, Executive Vice-President, Sales of MAAX, Mr. David Poulin, Executive Vice-President, Operations of MAAX, Mr. Guy Berard, Vice-President and General Manager, Kitchen Cabinets of MAAX, Mr. Benoit Boutet, Corporate Vice-President, Finance of MAAX, Mr. Patrice Henaire, Corporate Vice-President, Marketing and R&D of MAAX, Mr. Terry Rake, Vice-President and General Manager, Spas of MAAX, Mr. Jean Rochette, Vice-President and General Manager, Bathroom Products of MAAX, Mr. Dan Stewart, Vice-President and General Manager of MAAX KSD, Gerth Jan Kloppers, SaniNova's General Manager, Michel Tremblay, Corporate Vice President, Information Technology, Jean-Francois Doyon, Corporate Environmental Manager of MAAX and Dave Turgeon, Corporate Secretary of MAAX (collectively, the "SENIOR MANAGEMENT") and to the knowledge they would have had, in their respective areas of responsibilities, if they had conducted a diligent inquiry into the relevant subject matter. MAAX confirms that it has made due and diligent inquiry of such Persons (including appropriate officers of MAAX and its Subsidiaries) as it considers necessary as to the matters that are the subject of such representations and warranties.

                                    ARTICLE 2
                                  AMALGAMATION

2.1      TERMS OF AMALGAMATION.

         2.1.1 Subject to the terms and conditions contained herein, MAAX, Subco and Subco II agree that they shall amalgamate under Part IA of the Companies Act on the terms and conditions set forth in the Amalgamation Agreement.

         2.1.2 Newco hereby agrees to the cancellation of all common shares and redeemable preferred shares of Subco II held by it upon the Amalgamation in consideration for the allotment and issuance of shares in the share capital of Newco II (and Newco II hereby agrees to so allot and issue such shares in consideration for such agreement) having an aggregate value equal to the fair market value of all issued and outstanding common shares and redeemable preferred shares of Subco II held by Newco immediately prior to the Amalgamation, on the basis of one issued, fully paid and assessable common share of Newco II for each issued and outstanding common share and redeemable preferred share of Subco II.

2.2 IMPLEMENTATION STEPS BY MAAX. MAAX covenants and agrees in favour of the Newco Parties that MAAX shall:

         2.2.1    convene and hold the MAAX Meeting no later than May 7, 2004;
and

         2.2.2 subject to obtaining the approval of (i) at least two-thirds of the votes cast on a resolution approving the by-law relating to the Amalgamation by the Shareholders, present in person or represented by proxy at the MAAX Meeting and (ii) any other required Shareholders approval to comply with any securities Laws, as soon as reasonably practicable thereafter, and subject to the satisfaction or waiver of the other conditions herein contained in favour of each party, file with the Enterprise Registrar the Articles of Amalgamation, and such other documents as may be required under the Companies Act to give effect to the Amalgamation.

2.3 MAAX CIRCULAR. MAAX shall use commercially reasonable efforts to prepare the Circular together with any other documents required by the Securities Act or other applicable Laws in connection with the Amalgamation and MAAX shall cause the Circular and other documentation required in connection with the MAAX Meeting to be sent to each Shareholder (and other Person) and filed as required by applicable Laws as soon as reasonably practicable and in any event no later than 25 days after the date of this Agreement, provided that the Circular and other documentation required in connection with the Amalgamation shall not be sent, except with Newco and Newco II's prior written consent, which consent shall not be unreasonably withheld. Newco, Newco II and their counsels shall be given reasonable opportunity to review and comment upon draft versions of the Circular prior to its being sent to each Shareholder (and other Person) and filed as required by applicable Laws and MAAX shall consider such comments in good faith.

2.4 SECURITIES AND CORPORATE COMPLIANCE. MAAX shall (with Newco, Newco II and their counsels) diligently do all such acts and things as may be necessary to comply with National Instrument 54-101 in relation to the MAAX Meeting and, without limiting the generality of the foregoing, shall, in consultation with Newco and Newco II, use commercially reasonable efforts to accelerate the timing contemplated by such instrument.

2.5      PREPARATION OF FILINGS.

         2.5.1    Newco, Newco II and MAAX shall cooperate in:

                  (a) the preparation of any application for the orders and the preparation of any other documents reasonably deemed by the Newco Parties or MAAX to be necessary to discharge their respective obligations under applicable Laws in connection with the Amalgamation and all other matters contemplated by this Agreement; and

                  (b) the taking of all such action as may be required under applicable Laws in connection with the Amalgamation and all other matters contemplated by this Agreement.

         2.5.2 MAAX shall furnish to Newco and Newco II all such information concerning it, its Subsidiaries and the Shareholders as may be required in connection with Sections 2.3 and 2.4 and the foregoing provisions of this
Section 2.5, and covenants that no information furnished by it in connection with such actions or otherwise in connection with the Amalgamation will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in light of the circumstances in which it is furnished or to be used.

Newco and Newco II shall furnish to MAAX all such information concerning the Newco Parties as may be required in connection with Sections 2.3 and 2.4 and the foregoing provisions of this Section 2.5, and covenants that no information furnished by them in connection with such actions or otherwise in connection with the Amalgamation will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in light of the circumstances in which it is furnished or to be used.

         2.5.3 MAAX shall promptly notify Newco and Newco II if at any time before the Effective Time it becomes aware that the Circular or an application for any order referred to in Section 2.5.1(a) contains any misrepresentation that is likely to affect the value of the market price of the Shares or any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application. In any such event, MAAX shall prepare a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to Shareholders and/or filed with the relevant securities regulatory authorities, provided that such document shall not be sent, except with Newco and Newco II's prior written consent, which consent shall not be unreasonably withheld. Newco, Newco II and their counsels shall be given reasonable opportunity to review and comment upon draft versions of any such supplement or amendment to the Circular or any such other document prior to its being sent to each Shareholder (and other

Person) and filed as required by applicable Laws and MAAX shall consider such comments in good faith.

         2.5.4 MAAX shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any misrepresentation that is likely to affect the value of the market price of the Shares or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Newco and Newco II). Without limiting the generality of the foregoing, MAAX shall ensure that the Circular provides Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the MAAX Meeting.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF MAAX. MAAX represents and warrants to and in favour of the Newco Parties as set forth in Schedule 3.1 and acknowledges that the Newco Parties are relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

3.2 REPRESENTATIONS AND WARRANTIES OF THE NEWCO PARTIES. The Newco Parties represent and warrant to and in favour of MAAX as set forth in Schedule 3.2 and acknowledge that MAAX is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

3.3 INVESTIGATION. Any investigation by a party hereto or its advisors shall not mitigate, diminish or affect the representations and warranties of the other parties to this Agreement.

3.4 SURVIVAL. For greater certainty, the representations and warranties of each of MAAX and the Newco Parties contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the day after the Effective Date.

                                    ARTICLE 4
                              REGULATORY APPROVALS

4.1      APPLICATIONS.

         4.1.1 MAAX and the Newco Parties covenant and agree to proceed diligently, in a coordinated fashion, to apply for, and obtain the Appropriate Regulatory Approvals including, without limitation, filing, within 14 days from the date hereof, any appropriate applications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States), Competition Act (Canada) and Investment Canada Act.

         4.1.2 Without limiting the generality of Section 4.1.1, MAAX and the Newco Parties covenant and agree with each other (i) to take promptly all actions reasonably necessary to cause the filings required by the parties and their respective Subsidiaries to obtain all Appropriate

Regulatory Approvals to be made as soon as possible; (ii) to comply at the earliest practicable date with any request for additional information received by any party or its Subsidiaries from any Governmental Entities, including without limitation, the Competition Bureau, the Federal Trade Commission, the Antitrust Division of the Department of Justice or Industry Canada in connection with obtaining any Appropriate Regulatory Approval; and (iii) to cooperate with each other in connection with their respective filings with respect to obtaining any Appropriate Regulatory Approval and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any of the Governmental Entity mentioned in (ii) above.

4.2 OBTAINING OF APPROPRIATE REGULATORY APPROVALS. For purposes of this Agreement, no Appropriate Regulatory Approval shall be considered to have been obtained unless it is on terms satisfactory to Newco and Newco II, acting reasonably. In addition, no Appropriate Regulatory Approval shall be considered to have been obtained if an appeal, stop-order or proceedings seeking a stop-order or any revocation proceedings has been instituted from the granting of any Appropriate Regulatory Approval and remains outstanding on the Effective Date.

                                    ARTICLE 5
                                    COVENANTS

5.1 RECOMMENDATION OF AMALGAMATION. MAAX hereby covenants and agrees that it will, through its Board of Directors:

         5.1.1 unanimously recommend in the Circular and at the MAAX Meeting that Shareholders vote all of their Shares in favour of the Amalgamation and MAAX, through its Board of Directors, shall publicly reconfirm such recommendation upon the reasonable request in writing from time to time of Newco or Newco II. All public comment by MAAX in relation to the Amalgamation shall be made in accordance with Section 8.5 and shall be consistent with and supportive of such recommendation. MAAX shall not act or fail to act in any way that might reasonably be expected to discourage the Shareholders from voting in favour of the Amalgamation or that might reasonably encourage the Shareholders to vote against the Amalgamation;

         5.1.2 not withdraw its recommendation that Shareholders vote in favour of the Amalgamation as set out in Section 5.1.1; and

         5.1.3 use commercially reasonable efforts to cause the senior officers of MAAX and its Subsidiaries to support the Amalgamation and vote the Shares held by them at the MAAX Meeting in favour of the Amalgamation.

5.2      DEBT FINANCING.

         5.2.1 MAAX hereby also covenants and agrees in favour of the Newco Parties that from the date hereof until the earlier of (i) the Effective Date, or (ii) this Agreement having been terminated pursuant to Article 7 hereof, MAAX shall use commercially reasonable efforts to perform, and shall cause its Subsidiaries to use commercially reasonable efforts to perform, all obligations required to be performed by MAAX or any of its Subsidiaries under this Agreement in connection with the implementation of the Debt Financing and shall use commercially reasonable efforts to do all such other acts and things as may be necessary in order to implement and make effective, as soon as reasonably practicable, the Debt Financing and, without limitation, MAAX shall, and where appropriate shall cause its Subsidiaries to:

                  (a) cooperate in the preparation of an information package regarding MAAX and its Subsidiaries, including, without limitation, the delivery of all information relating to the transactions contemplated hereby, deemed reasonably necessary by the lenders under the Debt Commitment Letter to complete the syndication of the Debt Financing;

                  (b) cooperate in the presentation of an information package acceptable to the lenders under the Debt Commitment Letter in lender meetings and other communications with prospective lenders in connection with the syndication of the Debt Financing, including, without limitation, direct contact between Senior Management and representatives of the Newco Parties with prospective lenders and participation of such persons in lender meetings;

                  (c) cooperate in the preparation of a version of the information package and presentation in connection with the syndication of the Debt Financing that does not contain material non-public information concerning MAAX and its Subsidiaries;

                  (d) cooperate with respect to the implementation, on the Effective Date or prior thereto, in contemplation of the closing of the Debt Financing, of the security interests, claims and hypothecs in all assets, including, without limitation, all personal, real, mixed moveable and immoveable property, of MAAX and its Subsidiaries;

                  (e) cooperate in the pay-off and retiring of such existing Indebtedness of and related security interests, claims and hypothecs granted by MAAX and/or any of its Subsidiaries, as may be designated by Newco or Newco II, and shall, without limitation, give timely pre-payment notice as may be applicable and provide Newco and Newco II, at least three days prior to the Effective Date, with estimated balance, penalties, fees, per diem and other particulars as may be required by Newco or Newco II to effect payment on the Effective Date;

                  (f) cooperate in the preparation of a prospectus, offering memorandum or private placement memorandum suitable for use in a customary "high-yield road show" and the participation of the senior management of MAAX and its Subsidiaries and representatives of the Newco Parties in the road show;

                  (g) cooperate in the rating agency process, as reasonably requested by the lenders;

                  (h) prepare any financial statements of MAAX or any of its predecessors or Subsidiaries, whether audited or not, (including internal unaudited monthly financial statements) which are consistent with customary "high-yield" disclosure documents as mutually agreed by the respective accounting experts of MAAX and the Newco Parties in the letter addressed to Newco (or any of its Affiliates) and delivered to MAAX prior to the execution of this Agreement and supplemented, as the case may be (i) to comply with the United States Securities and Exchange Commission rules and regulations or (ii) as may otherwise reasonably be required by the lenders under the Debt Commitment Letter; and, in any event, which shall include audited historical consolidated financial statements of (x) MAAX for the three years ended February 29, 2004, prepared under both GAAP and United States generally accepted accounting principles, and (y) Aker Plastics Company, Inc. for the period of five months and 24 days ended October 24, 2002 under United States generally accepted accounting principles, in each case with a clean audit opinion from KPMG LLP, on or prior to April 26, 2004;

                  (i) take all necessary actions regarding the implementation of internal procedures required for the reporting, commencing after the Effective Date, of internal unaudited monthly financial statements; and

                  (j) cause its auditors to deliver comfort letters as the lenders may reasonably request and to consent to the use of their auditors' report relating to the audited financial statements referred to in Section 5.2.1(h) for any period covered by such audited financial statements.

         5.2.2 MAAX hereby agrees and acknowledges that the information regarding the Debt Financing and information provided by MAAX and its Subsidiaries to the lenders under the Debt Commitment Letter in connection with the Debt Financing may be disseminated to potential lenders and other Persons through one or more internet sites and hereby authorizes the use of its and its Subsidiaries' logos in connection with any such dissemination. MAAX and MAAX's counsel shall be given reasonable opportunity to review and comment on any such information and on the presentation of any such information through one or more internet sites prior to the public dissemination of such information through one or more internet sites.

5.3 GENERAL. MAAX hereby also covenants and agrees in favour of the Newco Parties that, from the date hereof until the earlier of (i) the Effective Date, or (ii) this Agreement having been terminated pursuant to Article 7 hereof, MAAX shall perform, and shall cause its Subsidiaries to perform, all obligations required to be performed by MAAX or any of its Subsidiaries under this Agreement and shall do all such other acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby and, without limitation, MAAX shall, subject to Sections 5.6 and 5.7, and where appropriate shall cause its Subsidiaries to:

         5.3.1    use commercially reasonable efforts to cause the conditions in
Section 6.1 and Section 6.2 to be satisfied on or prior to the Target Completion Date;

         5.3.2    use commercially reasonable efforts to promptly update
Schedule 1.1.57 and obtain all Third Party Consents;

         5.3.3 use commercially reasonable efforts to assist the Newco Parties to successfully complete the transactions contemplated by this Agreement, including co-operating with the Newco Parties, by making all requisite regulatory filings and in obtaining all requisite regulatory approvals (whether before or after the Effective Date), including the Appropriate Regulatory Approvals, and making submissions and giving evidence in relation thereto, in mailing or otherwise making and successfully completing the Amalgamation;

         5.3.4 effect all necessary registrations, filings and submissions of information required by Governmental Entities from MAAX or any of its Subsidiaries;

         5.3.5 provide lists of Shareholders of all classes and series of securities of MAAX prepared by MAAX or the transfer agent of MAAX and a list of holders of MAAX Options and MAAX Rights (with full particulars as to, among others, the purchase, exercise or conversion price, vesting and expiry date) prepared by MAAX (as well as a security position listing from each depository, including The Canadian Depository for Securities Limited) and deliver such lists to Newco and Newco II within two Business Days after execution of this Agreement and obtain and deliver to Newco and Newco II thereafter on a weekly basis (or as otherwise reasonably requested by Newco or Newco II) during the term of this Agreement supplemental lists setting out any changes thereto, all such deliveries to be both in printed form and, if available, in computer-readable format;

         5.3.6 notify Newco and Newco II forthwith upon becoming aware of any notice regarding any MAAX Options and MAAX Rights, and corresponding information for each of its Subsidiaries, and inform Newco and Newco II of all information (including the identity of the giver thereof) known to it regarding such notice;

         5.3.7 not amend the Circular and any other documents prepared in connection with the MAAX Meeting, including not change the date of, or adjourn, the MAAX Meeting without the consent of Newco and Newco II which consent shall not be unreasonably withheld;

         5.3.8 use commercially reasonable efforts to obtain the approval of the Shareholders to the Amalgamation and cooperate with Newco and Newco II upon Newco or Newco II's request, in soliciting proxies on behalf of management of MAAX pursuant to the Circular (and in accordance with the Companies Act);

         5.3.9 not to retain any dealer-manager to solicit proxies from Shareholders in respect of the MAAX Meeting without the written consent of Newco and Newco II, which consent shall not be unreasonably withheld;

         5.3.10 provide or cause to be provided to Newco and Newco II all proxy return information with respect to the MAAX Meeting on a timely basis upon request by Newco or Newco II;

         5.3.11 except as specifically permitted pursuant to this Agreement and except as required in the ordinary and regular course of business, immediately cease to provide and cause its Subsidiaries to cease to provide, to any person (other than the Newco Parties) access to MAAX's and its Subsidiaries' information, properties, books, records, agreements or commitments;

         5.3.12 defend all lawsuits or other legal, regulatory or other proceedings, including, without limitation, use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to MAAX or any of its Subsidiaries, challenging or affecting this Agreement, the Amalgamation or the consummation of the transactions contemplated by this Agreement;

         5.3.13 use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on MAAX or its Subsidiaries with respect to the transactions contemplated hereby;

         5.3.14 not, and cause each of its Subsidiaries not to, enter into any transaction or perform any act which would (i) interfere or be inconsistent with the successful completion of the Amalgamation, (ii) render incorrect any of the representations and warranties set forth herein if such representations and warranties were made at a date subsequent to such transaction or act and all references to the date hereof were to such later date, or (iii) adversely affect MAAX's ability to perform and comply with its covenants and agreements under this Agreement;

         5.3.15 promptly advise, first orally and then in writing, Newco and Newco II of (i) any fact, event or any change occurring after the date hereof that would render any representation or warranty of MAAX contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue or incorrect; (ii) any Material Adverse Change; (iii) any breach by MAAX or any of its Subsidiaries of any covenant or agreement contained in this Agreement or (iv) any death, disability, resignation, termination of employment or other departure of any Senior Employee of MAAX or any of its Subsidiaries;

         5.3.16 provide such information and take such actions as may be provided in the Disclosure Letter; and

         5.3.17 on or prior to the Effective Date, MAAX shall, and shall cause each of its Subsidiaries to, take such actions as are necessary to facilitate or implement, effective immediately prior to or after the closing of the transactions contemplated by this Agreement, such reorganization of the capital, assets or liabilities of MAAX or any of its Subsidiaries, including the liquidation of inactive holding companies, as Newco or Newco II may reasonably require, in accordance with the outline of the preliminary reorganization plan prepared by Newco Parties' tax advisors (a copy of which has been delivered to MAAX prior to the execution of this Agreement), as may be modified from time to time by the Newco Parties with the consent of MAAX, which consent shall not be unreasonably withheld; provided that in the case of irreversible actions, MAAX shall only be required to effect such irreversible action if there is certainty that the transactions contemplated by this Agreement will be consummated.

5.4 OPERATION OF BUSINESS. MAAX hereby covenants and agrees from the date hereof until the earlier of (i) the Effective Date or (ii) the date this Agreement is terminated pursuant to Article 7 hereof, (except as has been publicly disclosed by MAAX prior to the date of this Agreement or has been disclosed in the Disclosure Letter or as Newco and Newco II shall otherwise consent) that it shall:

         5.4.1 carry on, and shall cause its Subsidiaries to carry on, business only in the ordinary and regular course consistent with past practice;

         5.4.2 not, and shall cause each of its Subsidiaries not to, take any action (directly or indirectly) with respect to any of the following, except to the extent contemplated by or necessary to give effect to the transactions and obligations under this Agreement:

                  (a) any take-over bid, tender offer, issuer bid, merger, amalgamation (other than the Amalgamation), plan of arrangement, reorganization (including transfer of assets in favour of an income trust) or other business combination or similar transaction or the acquisition of all or a material portion of the Shares, assets or business of any Person, involving MAAX or any of its Subsidiaries;

                  (b) directly or indirectly reduce the stated capital of MAAX or any of its Subsidiaries;

                  (c) the sale, lease, transfer, Encumbrance or other disposition of any of MAAX's and its Subsidiaries' assets including, without limitation, all personal, movable, real, immovable and mixed property of MAAX and its Subsidiaries, other than (i) Permitted Encumbrances, in the case of Encumbrances and (ii) in the ordinary and regular course of business consistent with past practice, in all other cases;

                  (d) any joint venture, strategic alliance, non competition or similar restrictive covenant or other transaction with strategic implications for MAAX or a Subsidiary of MAAX, as the case may be, or which may have a material and adverse effect on Newco and Newco II;

                  (e) making of any change in its debt or equity capitalization (including, but not limited to, any increase in the amount or maturity of its consolidated borrowings) or any conversion of short term borrowings into long term borrowings other than accessing existing credit facilities in the ordinary and regular course of business;

                  (f) any change in its accounting methods, principles and practices;

                  (g) incurring any Indebtedness guaranteeing any indebtedness, making any loans, advances or capital contributions to, or other investments in, any other Person, or the issuance or sale of any debt securities, other than in the ordinary and regular course of business consistent with past practice;

                  (h) the declaration or payment of any dividend or the declaration, authorization or making of any distribution of, on or in respect of any of its securities whether payable in cash, securities or otherwise, including any dividend or distribution under any existing programs of MAAX or any of its Subsidiaries, other than MAAX's regular $0.07 per Share semestrial dividend consistent with past practice;

                  (i) the amendment of the articles or by-laws of MAAX or the constating documents of any of its Subsidiaries;

                  (j) the split, combination or reclassification of any shares of its share capital or the allotment, reservation, setting aside, issuance, authorization, purchase, redemption, delivery, Encumbrance or disposition of, or any proposal relating thereto, any shares in its share capital, any securities or any MAAX Options or MAAX Rights (including the acceleration of any vesting periods except for the purposes of complying with Section 6.2.8), except for the issuance of Shares pursuant to fully vested MAAX Options granted prior to the date hereof;

                  (k) instituting, cancelling or modifying in any material respect any pension plan or other employee benefit arrangement of MAAX;

                  (l) commencing to undertake a substantial expansion of its business facilities or an expansion that is out of the ordinary and regular course of business consistent with prior practice in light of current market and economic conditions;

                  (m) other than in the ordinary course of business, (i) entering into any new material line of business or (ii) incurring or committing to any capital expenditures or any liabilities or obligations in connection therewith;

                  (n) adopting a plan of complete or partial liquidation, consolidation, restructuring, recapitalization or other restructuring;

                  (o) transferring or licensing to any Person or otherwise extending, amending or modifying any rights to intellectual property owned by MAAX or any of its Subsidiaries, other than in the ordinary course of business; and

                  (p) preventing, delaying or impeding the consummation of the Amalgamation or the other transactions contemplated hereby.

         5.4.3 not amend, vary or modify, or take any other action under any pension plan, other employee benefit arrangement of MAAX or any stock option plan of MAAX and its Subsidiaries, except as, in the opinion of MAAX's counsel, is necessary to comply with applicable Laws or required by existing provisions of such plans or arrangements, with the prior consent of Newco and Newco II which consent shall not be unreasonably withheld;

         5.4.4 not, and shall not permit any of its Subsidiaries to, (i) grant to any employee or officer of MAAX or any of its Subsidiaries any increase in compensation or in severance or termination pay (whether or not payable in cash) or enter into any employment agreement with any Senior Employees or any agreement to pay severance amounts for termination or termination packages; or
(ii) hire any additional Senior Employees;

         5.4.5 not acquire or agree to acquire any Shares or other outstanding securities, whether by public or private transaction, pursuant to any normal course or substantial issuer bid, or otherwise, or any shares or other outstanding securities of any of its Subsidiaries;

         5.4.6 except as otherwise contemplated hereby or in the ordinary and regular course of business, not, and shall not permit any of its Subsidiaries to, enter into, amend or terminate existing Contracts having a term in excess of one year and/or involve obligations of more than $100,000 for MAAX or any of its Subsidiaries;

         5.4.7 not violate or fail to perform any material obligation or duty imposed upon it or any of its Subsidiaries by any applicable Laws;

         5.4.8    pay all debts and Taxes when due and payable;

         5.4.9 subject to Section 5.9.2, use commercially reasonable efforts to keep in force all insurance policies on terms at least as favourable as current terms;

         5.4.10 not commence any litigation or proceeding or settle or compromise any litigation except in the ordinary and regular course of business consistent with past practice and except for any settlement or compromise having an aggregate cost to MAAX or any of its Subsidiaries of not more than $100,000;

         5.4.11 use commercially reasonable efforts to expedite the completion of its audited financial statements for the financial year ended February 29, 2004 and any other financial statement referred to in Section 5.2.1(h), together with an unqualified auditors' report thereon and deliver such financial statements and such other information by April 26, 2004;

         5.4.12 not prepare or file any Tax Returns inconsistent with past practice nor, on any such Tax Returns, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, and not amend any Tax Returns;

         5.4.13 make or rescind any express or deemed Tax election related to Taxes or change any of its or their methods of reporting income or deductions for Tax purposes or make a request for a Tax ruling or enter into any agreement with any taxing authority;

         5.4.14 cause each of its Subsidiaries to use commercially reasonable efforts to preserve intact in all material respects their respective business organizations and goodwill and to keep available in all material respects the services of their respective officers and Senior Employees and to maintain in all material respects satisfactory relationships with suppliers, distributors, customers and others with whom they have business relationships;

         5.4.15 use commercially reasonable efforts to maintain and preserve, and shall cause its Subsidiaries to use commercially reasonable efforts to maintain and preserve, on a basis consistent with the ordinary and regular course of business and past practice, all personal, movable, real, immovable and mixed property of MAAX and its Subsidiaries material to the conduct of its business and keep such property in good repair, working order and condition; and

         5.4.16 use commercially reasonable efforts to maintain good business relationship with National Bank of Canada in order to allow MAAX to keep in place after Effective Time, upon the same terms and conditions, the (i) Interest Rate SWAP Transaction Agreement entered into between MAAX and National Bank of Canada on November 5, 2002, (ii) Foreign Exchange Forward Contracts entered into between MAAX and its Subsidiaries and National Bank of Canada on June 6, 2002 and March 19, 2003 and (iii) Factoring Agreement entered into between MAAX and Sodex (a subsidiary of National Bank of Canada) on February 1, 2004.

5.5 COVENANTS OF THE NEWCO PARTIES. The Newco Parties hereby covenant that, from the date hereof until the earlier of (i) the Effective Date, or (ii) this Agreement having been terminated pursuant to Article 7 hereof, they shall:

         5.5.1 use commercially reasonable efforts to successfully complete the transactions contemplated hereby, including co-operating with MAAX, by making all requisite regulatory filings and in obtaining all requisite regulatory approvals (whether before or after the Effective Date), including the Appropriate Regulatory Approvals, and making submissions and giving evidence in relation thereto, in mailing or otherwise making and successfully completing the Amalgamation; and

         5.5.2 use commercially reasonable efforts to cause the conditions in Sections 6.1 and 6.3 to be satisfied prior to the Target Completion Date.

The Newco Parties also covenant that if the conditions precedent to the issuance of the Notes (as defined in the Debt Commitment Letter) are met and the Notes are not issued on the Effective Date, Newco shall, or will cause one or more of its Affiliates to, draw down on the Bridge Loans (as defined in the Debt Commitment Letter) to the extent the conditions for funding set forth in the Debt Commitment Letter have been met.

5.6      COVENANTS REGARDING NON-SOLICITATION.

         5.6.1 MAAX shall not, directly or indirectly, through any officer, director, employee, representative or agent of MAAX or any of its Subsidiaries, take any action of any kind which might reduce the likelihood of, or interfere with, the completion of the Amalgamation, including, but not limited to, any action to (i) solicit, assist, initiate or encourage (including by way of furnishing non-public information, soliciting proxies (within the meaning of the Securities Act) or entering into any form of agreement or arrangement) any inquiries, submissions, proposals or offers regarding any merger, amalgamation (other than the Amalgamation), take-over bid, sale of material assets (including transfer of assets in favour of an income trust or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale) or material sale of Shares or rights or interests therein or thereto or similar transactions involving MAAX or any of its Subsidiaries, or a proposal to do so, other than with the Newco Parties (each, an "INCONSISTENT TRANSACTION"); (ii) participate in any discussions or negotiations regarding any Inconsistent Transaction; (iii) withdraw or modify in a manner adverse to Newco and Newco II the approval of the Board of Directors of the transactions contemplated hereby;
(iv) approve or recommend any Inconsistent Transaction; or (v) cause MAAX to enter into any agreement related to any Inconsistent Transaction.

Notwithstanding the preceding part of this Section 5.6.1 and any other provision of this Agreement, nothing shall prevent the Board of Directors prior to the filing of the Articles of Amalgamation from complying with MAAX's disclosure obligations under applicable Laws with respect to the MAAX Meeting and the Amalgamation or from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement on substantially the same terms as the Confidentiality Agreement, including a standstill undertaking for a period of 18 months and providing information pursuant to Section 5.6.3, regarding an unsolicited bona fide Inconsistent Transaction in writing that did not otherwise result from a breach of this Section 5.6 and that the Board of Directors determines, constitutes a Superior Proposal.

         5.6.2 MAAX hereby represents and warrants in favour of the Newco Parties that as of this date, there is no current Inconsistent Transaction and hereby agrees and undertakes to promptly notify Newco and Newco II, at first orally and then in writing, of all future Inconsistent Transactions, of which MAAX's directors or Senior Management are or become aware, or any amendments to the foregoing, or any request for non-public information relating to MAAX or any of its Subsidiaries in connection with an Inconsistent Transaction or for access to the properties, books or records of MAAX or any of its Subsidiaries by any Person that informs MAAX or such Subsidiary that such Person is considering making, or has made, an Inconsistent Transaction. Such notice shall include a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as Newco or Newco II may reasonably request including the identity of the Person making such proposal, inquiry or contact.

MAAX further agrees and undertakes to request forthwith and use commercially reasonable efforts to cause all Persons who have executed a confidentiality agreement within the period of 12 months preceding the date hereof in connection with an Inconsistent Transaction, (i) to destroy all confidential MAAX information and confirm to MAAX in writing such destruction; or (ii) to return all confidential MAAX information to MAAX.

         5.6.3 If MAAX receives a request for material non-public information from a Person who proposes a bona fide Inconsistent Transaction in writing in respect of MAAX (the existence and content of which have been disclosed to Newco and Newco II), and the Board of Directors determines that such proposal constitutes a Superior Proposal then, and only in such case, the Board of Directors may, subject to the execution by such Person of a non-disclosure agreement on substantially the same terms as the Confidentiality Agreement, provide such Person with access to information regarding MAAX or any of its Subsidiaries; provided, however, that the Person making the Inconsistent Transaction shall not be precluded under such non-disclosure agreement from making the Inconsistent Transaction, and provided further that MAAX sends a copy of any such non-disclosure agreement to Newco and Newco II promptly upon its execution and that Newco and Newco II are provided with a list of or, in the case of information that was not previously made available to Newco and Newco II, copies of any information provided to such Person.

         5.6.4 MAAX shall use commercially reasonable efforts to ensure that its officers, directors, employees, representatives and agents and its Subsidiaries and their officers, directors, employees, representatives and agents and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this Section 5.6, and it shall be responsible for any breach of this Section 5.6 by its financial advisors or other advisors or representatives.

5.7      NOTICE BY MAAX OF SUPERIOR PROPOSAL DETERMINATION.

         5.7.1 Subject to Section 5.6, MAAX shall not, accept, approve, recommend or enter into any agreement relating to an Inconsistent Transaction (other than a non-disclosure agreement contemplated by Section 5.6.3) and the Board of Directors shall not withdraw, modify or amend, in a manner adverse to Newco and Newco II, its recommendation that Shareholders vote in favour of the Amalgamation unless the Board of Directors shall have determined in good faith that the Inconsistent Transaction constitutes a Superior Proposal and unless it has provided Newco and Newco II with notice in writing that (i) there is a Superior Proposal together with documentation detailing in all material respects the Superior Proposal including a true and final copy of the agreement relating to the Inconsistent Transaction and (ii) MAAX is proposing itself to accept, approve, recommend or enter into an agreement relating to such Inconsistent

Transaction. The above referred notice has to be provided at least three Business Days prior to the date on which the Board of Directors proposes to accept, approve, recommend or enter into any agreement relating to such Inconsistent Transaction.

         5.7.2 During the three Business Day period which is after the notice referred to in Section 5.7.1, MAAX acknowledges that the Newco Parties shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Amalgamation. The Board of Directors shall review any amendment proposed by the Newco Parties to the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the Newco Parties' amendment to the terms of this Agreement (upon acceptance by MAAX) would result in the Inconsistent Transaction not being a Superior Proposal. If the Board of Directors so determines, MAAX shall enter into an amendment to this Agreement with the Newco Parties reflecting the Newco Parties' amended proposal.

         5.7.3 If MAAX provides Newco and Newco II with the notice referred to in Section 5.7.1 on a date that is less than three Business Days before the MAAX Meeting and the Newco Parties have not made an offer to amend the terms of this Agreement and the Amalgamation as set forth in Section 5.7.2, then, subject to applicable Law, MAAX may or, at Newco or Newco II's request shall, postpone or adjourn the MAAX Meeting to a date that is at least five Business Days but not more than ten Business Days after the scheduled date of the MAAX Meeting.

         5.7.4 MAAX shall promptly reaffirm its recommendation of the Amalgamation by press release after (i) any Inconsistent Transaction (which is determined not to be a Superior Proposal) is publicly announced or made or (ii) the Newco Parties and MAAX enter into an amended agreement under Section 5.7.2; any such press release shall be prepared in accordance with Section 8.5.

         5.7.5 MAAX also acknowledges and agrees that each successive amendment of any Inconsistent Transaction shall constitute a new Inconsistent Transaction for purposes of this Section 5.7.

5.8 ACCESS TO INFORMATION. Notwithstanding the pre-agreement investigation of MAAX conducted by or on behalf of Newco and Newco II, MAAX shall give Newco, Newco II and their authorized agents (including prospective lenders) reasonable ongoing access during the term of this Agreement, upon reasonable notice to MAAX, to all of MAAX's and its Subsidiaries' material information, senior personnel, material properties, books, records, agreements and commitments, as Newco or Newco II may reasonably require, on and subject to the terms set forth in the Confidentiality Agreement. In addition, MAAX shall co-operate with Newco, Newco II and any such authorized persons in their review and furnish such persons with all material information with respect to MAAX and its Subsidiaries and their ongoing operations and activities as Newco, Newco II or any authorized person may reasonably request, provided that Newco and Newco II shall designate the individual or individuals to co-ordinate such access and further provided that Newco and Newco II shall not disrupt the normal business operations of MAAX or its Subsidiaries. MAAX's obligations under this Section are subject to any legally binding obligations of confidentiality in favour of any third party. The provisions of the

Confidentiality Agreement shall continue to apply, mutatis mutandis, to all information so provided to Newco and Newco II.

5.9      INSURANCE COVERAGE.

         5.9.1 From and after the Effective Date, Newco and Newco II shall cause MAAX or any successor to MAAX to indemnify and hold harmless all past and present officers and directors of MAAX and of its Subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by MAAX and its Subsidiaries pursuant to their respective governing Laws and the articles, by-laws or other constating documents of MAAX and its Subsidiaries and existing indemnity agreements for acts or omissions occurring at or prior to the Effective Date.

         5.9.2 Notwithstanding Section 5.9.1, MAAX intends to purchase run-off insurance, for such term and such premium(s) as may be considered reasonable by it (but which in any event shall not exceed six years from the Effective Date and total premium(s) in excess of $615,000), for its past and present directors and officers in respect of all matters relating to the period when they were directors and/or officers.

         5.9.3 In the absence of the run-off insurance described in Section 5.9.2, Newco and Newco II shall use commercially reasonable efforts to cause MAAX or any successor to MAAX to provide coverage (but shall not be required to do so if premiums exceed 125% of current premiums), for an aggregate period of not less than six years from the Effective Date, for MAAX's current and former directors and officers under an insurance and indemnification policy for events occurring prior to the Effective Date that is substantially similar to MAAX's existing policy.

                                    ARTICLE 6
                                   CONDITIONS

6.1 MUTUAL CONDITIONS PRECEDENT. The respective obligations of the parties hereto to complete the Amalgamation and the other transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may be waived only by the mutual consent of Newco, Newco II and MAAX:

         6.1.1 a quorum of Shareholders at the MAAX Meeting shall have been present and the Amalgamation shall have been approved at the MAAX Meeting by (i) at least two-thirds of the votes cast on a resolution approving the by-law relating to the Amalgamation by Shareholders, present in person or represented by proxy at the MAAX Meeting and (ii) any other required Shareholders approval to comply with any securities Laws;

         6.1.2 the Appropriate Regulatory Approvals shall have been obtained in accordance with Article 4 and shall be in full force and effect and shall not be the subject of any appeal, stop-order or proceedings seeking a stop-order or any revocation proceedings;

         6.1.3 there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding, of a judicial or administrative nature or otherwise in progress (or threatened in writing by a Governmental Entity) that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would (i) reasonably be expected to cease trade, enjoin, prohibit or impose material limitations or conditions on the completion of the Amalgamation in accordance with its terms or (ii) otherwise be inconsistent with the Appropriate Regulatory Approvals which have been obtained; and

         6.1.4    this Agreement shall not have been terminated pursuant to
Article 7.

6.2 ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE NEWCO PARTIES. The obligations of the Newco Parties to complete the transactions contemplated by this Agreement shall also be subject to the satisfaction, on or before the Effective Date, of each of the following conditions precedent (each of which is for the Newco Parties' exclusive benefit and may be waived by the Newco Parties and any one or more of which, if not satisfied or waived, will relieve the Newco Parties of any obligation under this Agreement):

         6.2.1 all acts, undertakings, obligations, agreements and covenants of MAAX under this Agreement or under the Amalgamation Agreement to be performed on or before the Effective Date shall have been duly performed in all material respects by MAAX and the Newco Parties shall have received a certificate of MAAX addressed to the Newco Parties and dated as of the Effective Date, signed on behalf of MAAX by the Chief Executive Officer and Chief Financial Officer of MAAX, without personal liability, confirming same;

         6.2.2 all representations and warranties of MAAX under this Agreement shall be true and correct in all material respects or, where such representations and warranties are qualified by materiality, true and correct in all respects, on the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects or, where such representations and warranties are qualified by materiality, true and correct in all respects, as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and the Newco Parties shall have received a certificate of MAAX, addressed to the Newco Parties and dated on each of such dates, signed on behalf of MAAX by the Chief Executive Officer and Chief Financial Officer of MAAX, without personal liability, confirming the same;

         6.2.3 the written opinion dated the date hereof delivered by the financial advisors to the independent committee of the Board of Directors concluding that the consideration provided under the Amalgamation is fair, from a financial point of view, to the Shareholders shall not have been modified or withdrawn;

         6.2.4 the Board of Directors shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by MAAX and the Subsidiaries, to permit the Amalgamation and the other transactions contemplated hereby;

         6.2.5 the Board of Directors shall have made and shall not have modified or amended, in a manner adverse to Newco and Newco II, prior to the MAAX Meeting, an affirmative unanimous recommendation that Shareholders vote in favour of the Amalgamation;

         6.2.6 MAAX shall have entered into an employment agreement (which shall provide, among others, for eligibility under the share option plan) and a share ownership agreement with Mr. Andre Heroux, in accordance with the executed term sheet delivered to MAAX prior to the execution of this Agreement;

         6.2.7 MAAX shall have entered into non-competition agreements (containing non-solicitation and non-disparagement provisions) with each of Mr. Placide Poulin, Ms. Marie-France Poulin, Mr. David Poulin and Mr. Richard Garneau, having a duration of five years and covering North America, in accordance with the executed term sheets delivered to them prior to the execution of this Agreement;

         6.2.8 all MAAX Options and MAAX Rights shall have been exercised, accelerated, surrendered, terminated or otherwise dealt with in a manner satisfactory to Newco and Newco II, acting reasonably;

         6.2.9    all Third Party Consents shall have been obtained;

         6.2.10 between the date hereof and the Effective Date, there shall not have occurred, in the judgment of Newco and Newco II, acting reasonably, a Material Adverse Change;

         6.2.11 between the date hereof and the Effective Date, there shall not have occurred, in the judgment of Newco and Newco II, acting reasonably, with respect to MAAX or any of its Subsidiaries, a breach, default or event permitting third parties to exercise rights against any of MAAX and its Subsidiaries which has or could reasonably be expected to have a Material Adverse Change as a result of Amalgamation becoming effective;

         6.2.12 Newco and Newco II shall be satisfied that (i) no action, suit or proceeding shall have been taken or instituted (or threatened in writing to be taken or instituted by a Governmental Entity) before or by any domestic or foreign arbitrator, court or tribunal or Governmental Entity or by any elected or appointed public official or private Person in Canada or elsewhere, whether or not having the force of Law, and (ii) no Law shall have been proposed, enacted, promulgated or applied, in the case of (i) or (ii) above:

                  (a) to cease trade, enjoin, prohibit or impose material limitations or conditions on the completion of the Amalgamation or the right of Newco II to own or exercise full rights of ownership of all of the outstanding Shares and all of the outstanding shares of MAAX's Subsidiaries owned by MAAX;

                  (b) which, if the Amalgamation was completed, could in Newco and Newco II's reasonable judgment, materially and adversely affect MAAX and its Subsidiaries considered on a consolidated basis; or

                  (c) to prohibit or restrict the completion of the Amalgamation in accordance with the provisions herein;

         6.2.13 at the Effective Date, there shall not exist any prohibition at Law against Newco II owning or exercising full rights of ownership of all of the outstanding shares of Amalco;

         6.2.14 the conditions to funding under the Debt Commitment Letter shall have been satisfied and Newco and Newco II shall have received on or prior to the Effective Date the full proceeds of the Debt Financing as contemplated under the Debt Commitment Letter or on terms and conditions which are, in the reasonable judgment of Newco and Newco II, no less favourable to Newco and Newco II than those set forth in the Debt Commitment Letter; and

         6.2.15 there shall not have occurred any event of national or international consequence or any Law which materially adversely affects or may materially adversely affect the financial markets in Canada or the United States or the financial condition of MAAX or its Subsidiaries, taken as a whole.

The Newco Parties may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by the Newco Parties with its obligations under this Agreement if the condition precedent would have been satisfied but for a default by the Newco Parties in complying with its obligations hereunder.

6.3 ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MAAX. The obligations of MAAX to complete the transactions contemplated by this Agreement shall also be subject to the satisfaction, on or before the Effective Date, of each of the following conditions precedent (each of which is for the exclusive benefit of MAAX and may be waived by MAAX and any one or more of which, if not satisfied or waived, will relieve MAAX of any obligation under this Agreement):

         6.3.1 all acts, undertakings, obligations, agreements and covenants of the Newco Parties under this Agreement or under the Amalgamation Agreement to be performed on or before the Effective Date shall have been duly performed in all material respects by the Newco Parties and MAAX shall have received a certificate of the Newco Parties addressed to MAAX and dated as of the Effective Date, signed on behalf of the Newco Parties by the President and Secretary of each of the Newco Parties without personal liability, confirming same;

         6.3.2 all representations and warranties of the Newco Parties under this Agreement shall be true and correct in all material respects or, where such representations and warranties are qualified by materiality, true and correct in all respects, on the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects or, where such representations and warranties are qualified by materiality, true and correct in all respects, as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and MAAX shall have received a certificate of the Newco Parties, addressed to MAAX and dated on each of such dates, signed on behalf of the Newco Parties by the President and Secretary of each of the Newco Parties, without personal liability, confirming the same; and

         6.3.3 the board of directors of Newco, Newco II, Subco, Subco II and Amalco, as the case may be, shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Newco, Newco II, Subco, Subco II and Amalco, as the case may be, to permit the Amalgamation and the redemption of the redeemable preferred shares to be issued to the Shareholders upon the Amalgamation in accordance with the Articles of Amalgamation.

         6.3.4 Newco and Newco II shall have subscribed and fully paid for redeemable preferred shares of Subco II and Subco, respectively, in an amount equal to the total redemption price of Amalco's redeemable preferred shares or shall otherwise have provided evidence reasonably acceptable to MAAX that Amalco will, at the Effective Time, have legally available funds for the redemption and payment in full of all its redeemable preferred shares outstanding as a result of the Amalgamation.

MAAX may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by MAAX with its obligations under this Agreement if the condition precedent would have been satisfied but for a default by MAAX in complying with its obligations hereunder.

6.4 NOTICE AND CURE PROVISIONS. Newco and Newco II, on the one hand, and MAAX, on the other hand, will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

         6.4.1 constitute a material breach of any of its representations or warranties contained herein or which would cause such representations and warranties to be untrue or incorrect in any material respect on the Effective Date; or

         6.4.2 result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

Neither Newco, Newco II nor MAAX may elect not to complete the Amalgamation or the other transactions contemplated hereby pursuant to any of the conditions precedent contained in Sections 6.1, 6.2 or 6.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Articles of Amalgamation with the Enterprise Registrar, the Newco Parties or MAAX, as the case may be, have delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Newco Parties or MAAX, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that the Newco Parties or MAAX, as the case may be, are proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement until the later of the Target Completion Date and the expiration of a period of 30 days from such notice.

6.5 SATISFACTION OF CONDITIONS. The conditions precedent set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of Newco, Newco II and MAAX, a Certificate of Amalgamation is issued by the Enterprise Registrar.

                                    ARTICLE 7
                            AMENDMENT AND TERMINATION

7.1 AMENDMENT. This Agreement may, at any time and from time to time before or after the holding of the MAAX Meeting but not later than the date of filing of the Articles of Amalgamation with the Enterprise Registrar, be amended by mutual written agreement of the parties hereto, and any such amendment may, without limitation:

         7.1.1 change the time for performance of any of the obligations or acts of the parties;

         7.1.2 waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

         7.1.3 waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

         7.1.4 waive compliance with or modify any conditions precedent herein contained;

provided that, notwithstanding the foregoing, the terms of this Agreement shall not be amended in a manner materially prejudicial to the Shareholders without the approval of the Shareholders given in the same manner as required by Law for the approval of the Amalgamation.

7.2      TERMINATION.

         7.2.1 Termination by MAAX. MAAX, when not in default in any material respect in the performance of its obligations under this Agreement (including when a condition contained in Section 6.1 is not satisfied without any default by MAAX) may, without prejudice to any other rights, terminate this Agreement by written notice to Newco and Newco II if:

                  (a) any condition contained in Section 6.1 or 6.3 is not satisfied by the Target Completion Date to the satisfaction of MAAX, acting reasonably;

                  (b) any representation or warranty of the Newco Parties in this Agreement shall not have been as of the date hereof, as of the date on which the Circular is mailed and as of the Target Completion Date, true and correct in all material respects or, where such representation or warranty is qualified by materiality, true and correct in all respects;

                  (c) the Newco Parties fail to comply in any material respect with any of their obligations under this Agreement;

                  (d) for any reason other than the default of MAAX hereunder or the Supporting Shareholders pursuant to the Support and Voting Agreements, the Effective Date has not occurred on or before the Target Completion Date; or

                  (e) Newco and Newco II have been notified in writing by MAAX of a Superior Proposal in accordance with Section 5.7 and the Newco Parties have not made an offer to amend the terms of this Agreement under Section 5.7.2 or, if the Newco Parties have made such an offer, the Newco Parties and MAAX have not entered into an amended agreement in accordance with Section 5.7.2, provided that MAAX has fulfilled its obligation to pay the amount required under Section
         7.3 at the time of such termination of this Agreement.

         7.2.2 Termination by the Newco Parties. The Newco Parties, when not in default in any material respect in the performance of their obligations under this Agreement (including when a condition in Section 6.1 is not satisfied without any default by the Newco Parties), may, without prejudice to any other rights, terminate this Agreement by written notice to MAAX if:

                  (a) any condition contained in Section 6.1 or 6.2 is not satisfied by the Target Completion Date to the satisfaction of Newco and Newco II, acting reasonably;

                  (b) any representation or warranty of MAAX in this Agreement shall not have been as of the date hereof, as of the date on which the Circular is mailed and as of the Target Completion Date, true and correct in all material respects or, where such representation or warranty is qualified by materiality, true and correct in all respects;

                  (c) MAAX fails to comply in any material respect with any of its obligations under this Agreement;

                  (d) for any reason other than the default of the Newco Parties hereunder or pursuant to the Support and Voting Agreements, the Effective Date has not occurred on or before the Target Completion Date;

                  (e) Newco and Newco II have been notified in writing by MAAX of a Superior Proposal in accordance with Section 5.7 and the Newco Parties have not made an offer to amend the terms of this Agreement under Section 5.7.2 or, if the Newco Parties have made such an offer, the Newco Parties and MAAX have not entered into an amended agreement in accordance with Section 5.7.2; or

                  (f) Newco and Newco II become entitled to any payment under Article 7.

         7.2.3 Mutual Termination. This Agreement may, at any time before or after the holding of the MAAX Meeting but not later than the Effective Time:

                  (a) be terminated by the mutual agreement of MAAX, Newco and Newco II (without further action on the part of the Shareholders if terminated after the holding of the MAAX Meeting);

                  (b) be terminated by Newco or Newco II, or the one hand, or by MAAX, on the other hand, by written notice to the other upon the failure of the Shareholders to approve the Amalgamation at the MAAX Meeting (except where the failure of the Shareholders to approve the Amalgamation is due to the failure of such party to comply with its obligations under this Agreement); or

                  (c) be terminated by Newco or Newco II, on the one hand, or by MAAX, on the other hand, by written notice to the other upon receipt of a Governmental Entity's final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

         7.2.4 Effect of Termination. In the case of any termination of this Agreement pursuant to this Article 7, this Agreement shall be of no further force and effect except for Sections 7.3, 7.4, 8.1, 8.4 and 8.6, which shall continue in full force and effect, and provided that no termination of this Agreement and no payment of any fee or any expense reimbursement under Sections
7.3 and 7.4 shall relieve any party from liability for any breach of this Agreement or affect the obligations of the parties under the Confidentiality Agreement.

7.3      TERMINATION FEE.

         7.3.1 If (i) the Board of Directors fails to unanimously recommend to Shareholders that they vote in favour of the Amalgamation; or (ii) having made the recommendation referred to in clause (i) above, the Board of Directors subsequently modifies (in a manner adverse to Newco and Newco II) or withdraws such recommendation made by the Board of Directors that Shareholders vote in favour of the Amalgamation or fails to reconfirm same after a request to do so by Newco or Newco II as contemplated in Section 5.1; or (iii) a third party commences a take over bid for MAAX and the Board of Directors fails to issue a statement within 10 days thereof that recommends rejection of the take over bid;
(iv) MAAX breaches in any material respect any of its obligations contained in
Section 5.1.1 or 5.1.2; or (v) MAAX terminates this Agreement pursuant to
Section 7.2.1(e) or the Newco Parties terminate this Agreement pursuant to
Section 7.2.2(e); or (vi) at any time during the period from the date hereof to the date which is six months following the termination of this Agreement (the "TAIL PERIOD"), subject to Section 7.3.2, any Person (other than the Newco Parties) enters into any definitive agreement with MAAX with respect to any merger, amalgamation (other than the Amalgamation), take-over bid, acquisition of material assets (including transfer of assets in favour of an income trust or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale) or material acquisition of Shares or rights or interests therein or thereto or similar transactions involving MAAX or any of its Subsidiaries; then, in any such event, MAAX shall pay to Newco and Newco II in cash a termination fee of $0.5625 per Share, on a fully diluted basis, within two Business Days after notice by Newco or Newco II or, in the case of termination by MAAX pursuant to Section 7.2.1(e), at the time of such termination by MAAX.

         7.3.2 Notwithstanding the foregoing, the termination fee shall not be payable by MAAX in connection with any event referred to in Section 7.3.1(vi) above occurring during the Tail Period if, prior to termination of the
Agreement:

                  (a) the Newco Parties are in breach in any material respect of any of their obligations under this Agreement; or

                  (b) provided that MAAX is not in breach in any material respect of any of its obligation under this Agreement, either (i) a condition contained in any of Sections 6.1.1, 6.1.2, 6.2.6 and 6.2.14 was not satisfied, fulfilled or waived, as the case may be, or (ii) the condition contained in Section 6.2.9 was not satisfied, fulfilled or waived with respect to existing third party financing sources of MAAX or any of its Subsidiaries.

7.4      EXPENSES.

         7.4.1 Subject to Section 7.4.2, if the Newco Parties terminate this Agreement for any reason (other than by reason of any of the conditions contained in Sections 6.2.6 and 6.2.14 not being satisfied, fulfilled or waived, as the case may be), provided that the Newco Parties are not then in breach in any material respect of any of their obligations under this Agreement, the Newco Parties shall send a notice to MAAX (which shall include reasonable information evidencing the payment by the Newco Parties of the relevant fees or expenses) describing all reasonable out-of-pocket third party fees and expenses (including, without limitation (A) all fees and expenses payable to legal counsel, accountants and other professional advisors to the Newco Parties, including financial advisors, (B) all solicitation, printing and mailing costs,
(C) all regulatory filing fees, and (D) travel expenses) (the "OUT-OF-POCKET FEES") incurred by the Newco Parties or on their behalf in connection with this Agreement and the Amalgamation and MAAX shall reimburse the Newco Parties for up to the first $3,000,000 of the Out-of-Pocket Fees in excess of the first $1,000,000.

         7.4.2 Notwithstanding Section 7.4.1, if the Agreement is terminated by reason (a) of the breach by MAAX in any material respect of any of its obligations under this Agreement, or (b) that any representation or warranty made by MAAX to the Newco Parties in this Agreement is not true and correct in all material respects or, where such representation or warranty is qualified by materiality, true and correct in all respects at the date hereof, or (c) of the condition contained in Section 6.2.9 not being satisfied, fulfilled or waived, except with respect to existing third party financing sources of MAAX or any of its Subsidiaries, provided that in any such case the Newco Parties are not then in breach in any material respect of any of their obligations under this Agreement, then MAAX shall, not later then 30 days after the transmission of a notice to MAAX (which shall include reasonable information evidencing the payment by the Newco Parties of the relevant fees or expenses), reimburse the Newco Parties for the Out-of-Pocket Fees incurred by the Newco Parties or on their behalf in connection with this Agreement and the Amalgamation, provided that such fees and expenses shall not in any event exceed a maximum aggregate amount of $3,750,000.

         7.4.3    No expense reimbursement shall be payable pursuant to this
Section 7.4 in the event that the termination fee is paid to Newco and Newco II pursuant to Section 7.3. For more certainty, no Out-of-Pocket Fees may be taken into account more than once for the purposes of Sections 7.4.1 and 7.4.2 and MAAX shall in no circumstances be required or called upon to reimburse or pay indemnity for an Out-of-Pocket Fee more than once thereunder.

                                    ARTICLE 8
                                     GENERAL

8.1 NOTICES. All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally, by telecopy or e-mail, in each case addressed to the particular party at:

         8.1.1    the Newco Parties, as follows:

                  3087052 Nova Scotia Company and
                  3087053 Nova Scotia Company
                  c/o J.W. Childs Associates, L.P.
                  111 Huntington Avenue
                  Suite 2900
                  Boston, MA 02199

                  Attention: Steven G. Segal

                  Telecopier: (617) 753-1101
                  E-mail:     ssegal@jwchilds.com
                  Telephone:  (617) 753-1100

                  With a copy to:

                  Borealis Capital Corporation
                  1 Adelaide Street East
                  Suite 2800
                  Toronto, Ontario, M5C 2V9

                  Attention: Andre La Forge

                  Telecopier: (416) 361-5042
                  E-mail:     alaforge@borealis-capital.com
                  Telephone:  (416) 361-5815

                  Ontario Municipal Employees Retirement Board
                  One University Avenue
                  Suite 700
                  Toronto, Ontario M5J 2P1

                  Attention: Michael Graham

                  Telecopier: (416) 369-0675
                  E-mail:     mgraham@omers.com
                  Telephone:  (416) 369-2400

                  J.W. Childs Associates, L.P.
                  111 Huntington Avenue
                  Suite 2900
                  Boston, MA 02199

                  Attention: Steven G. Segal

                  Telecopier: (617) 753-1101
                  E-mail:     ssegal@jwchilds.com
                  Telephone:  (617) 753-1100

                  Fasken Martineau DuMoulin LLP
                  800 Square Victoria
                  Suite 3400
                  Montreal, Quebec H4Z 1E9

                  Attention: Robert Pare

                  Telecopier: (514) 397-7600
                  E-mail:     rpare@mtl.fasken.com
                  Telephone:  (514) 397-7517

                  Kaye Scholer LLP
                  425 Park Avenue
                  New York, New York 10022

                  Attention: Stephen C. Koval

                  Telecopier: (212) 836-8689
                  E-mail:     skoval@kayescholer.com
                  Telephone:  (212) 836-8019

         8.1.2    MAAX, as follows:

                  MAAX Inc.
                  640 Cameron
                  Sainte-Marie, Quebec G6E 1B2

                  Attention: Raymond Garneau, Chairman of the Independent
                             Committee and Dave Turgeon, Corporate Secretary

                  Telecopier: (514) 499-6652 and (418) 386-3487
                  E-mail:     dturgeon@maax.com
                  Telephone:  (418) 387-8055

                  With a copy to:

                  Borden Ladner Gervais LLP
                  1000 de la Gauchetiere Street West
                  Suite 900
                  Montreal, Quebec H3B 5H4

                  Attention: F.R. Allen and H. John Godber

                  Telecopier: (514) 954-1905
                  E-mail:     fallen@blgcanada.com and
                              jgodber@blgcanada.com
                  Telephone:  (514) 879-1212

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery, telecopying or e-mailing thereof.

8.2 ASSIGNMENT. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties, except that Newco or Newco II may assign this Agreement to any of its wholly-owned Affiliates without the prior consent of MAAX.

8.3 COOPERATION / FURTHER ASSURANCES. Each of the parties hereto agrees to cooperate in good faith and to take all reasonable steps and actions after the date hereof, as are not adverse to the party requested to take any such step or action, to complete the Amalgamation and the other transactions contemplated hereby. Each party hereto shall, from time to time, and at all times hereafter, at the request of another party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform, carry out or better evidence the terms and intent hereof.

8.4 EXPENSES. Except as otherwise provided in Article 7, each of the parties shall pay its own legal, financial, advisory, accounting and other costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the Amalgamation and any other costs and expenses whatsoever and howsoever incurred.

8.5 PUBLIC ANNOUNCEMENTS. Except to the extent required by Law, no public announcement or press release concerning the matters referred to in this Agreement may be made by the Newco Parties or MAAX without the prior consent of the other party. Except to the extent required by Law, no copy of this Agreement may be provided by the Newco Parties or MAAX to any other person, except their respective directors, officers, employees, advisors or prospective lenders, without the prior consent of the other party. The provisions of this Agreement may be summarized in the Circular, and in any material change report filed by MAAX in connection with the public announcement of the Amalgamation.

8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the Province of Quebec and the Laws of Canada applicable therein.

8.7 FORUM; JURISDICTION. The parties hereby submit to the exclusive jurisdiction of the competent court in the judicial district of Montreal, Province of Quebec for any dispute, disagreement, controversy or Claim arising out of or in connection with the transactions contemplated by this Agreement.

8.8 INVALIDITY OF PROVISIONS. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to constitute one and the same instrument.

8.10 INVESTIGATION BY PARTIES. No investigations made by or on behalf of either party or any of their respective authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the other party in or pursuant to this Agreement.

8.11     TIME. Time shall be of the essence of this Agreement.

8.12 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except in the manner contemplated herein and upon the execution and delivery of a written agreement executed by all parties, save and except Section
2.1.2 which may be amended by Newco and Newco II without the consent of any of the other parties.

8.13 SPECIFIC PERFORMANCE AND OTHER EQUITABLE RIGHTS. Each of the parties recognizes and acknowledges that the Newco Parties would not have agreed to pursue the Amalgamation, and MAAX would not have agreed to recommend that Shareholders vote in favour of the Amalgamation, unless this Agreement was executed and, accordingly, acknowledges and agrees that a breach by a party of any obligation in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at Law for money damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party shall be entitled to specific performance of such obligation and provisional interlocutory and permanent injunctive relief and other equitable remedies in addition to any other remedy to which it may be entitled, at Law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive relief or other equitable remedies.

8.14 NO THIRD PARTIES BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than under Section 5.9 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons at any time).

8.15 WAIVER. No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the parties to be bound thereby.

                            (Signatures on next page)

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

3087052 NOVA SCOTIA COMPANY                3087053 NOVA SCOTIA COMPANY

Per: /s/ James C. Rhee                     Per: /s/ James C. Rhee
     --------------------------------           -------------------------------
     James C. Rhee                              James C. Rhee
     Secretary                                  Secretary

9139-4460 QUEBEC INC.                      9139-7158 QUEBEC INC.

Per: /s/ James C. Rhee                     Per: /s/ James C. Rhee
     --------------------------------           --------------------------------
     James C. Rhee                              James C. Rhee
     Secretary                                  Secretary

MAAX INC.

Per: /s/ Placide Poulin
     --------------------------------
     Placide Poulin
     Chairman of the Board of Directors